As filed with the Securities and Exchange Commission on January 16, 2001
                                                       Registration No. 33-55131
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         STERLING FINANCIAL CORPORATION
                         ------------------------------
             (Exact name of Registrant as specified in its charter)

         Pennsylvania                                     23-2449551
         ------------                                     ----------
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification No.)



STERLING FINANCIAL CORPORATION                        John E. Steffan
  101 North Pointe Boulevard               President and Chief Executive Officer
Lancaster, Pennsylvania 17601                  STERLING FINANCIAL CORPORATION
        (717) 735-5653                                 (717) 735-5653
        --------------                                 --------------
(Address, including Zip Code, and             (Name, address, including Zip
telephone number, including area code,         Code, and telephone number,
    of registrant's principal                 including area code, of agent
       executive offices)                               for service)

                               With a Copy to:
                            B. Tyler Lincoln, Esquire
                         Jean Svoboda McMaster, Esquire
                             SHUMAKER WILLIAMS, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                                 (717) 763-1121

         Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                    STERLING
                                    FINANCIAL
                                   CORPORATION

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                        1,085,595 SHARES OF COMMON STOCK
                                 $5.00 PAR VALUE

--------------------------------------------------------------------------------

         This prospectus describes Sterling Financial Corporation's Dividend Reinvestment and Stock Purchase Plan, which was adopted by Sterling's Board of Directors on June 29, 1987 and has subsequently been amended and restated. The plan provides Sterling shareholders with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of Sterling Financial Corporation. Plan participants pay no brokerage commissions or other expenses relating to the purchase of shares for the plan. The plan is intended to benefit long-term investors who wish to increase their investment in Sterling's common stock.

         This prospectus is an amendment to Sterling's Dividend Reinvestment and Stock Purchase Plan.

         This prospectus relates to the offer and sale of up to 1,085,595 shares of Sterling common stock currently available for sale under the plan. These shares may either be authorized but unissued shares or shares re-acquired and held in Sterling's treasury. This prospectus also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

         Sterling's common stock is traded on the National Market System of the NASDAQ Stock Market. The trading symbol is SLFI.

         You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide any information or to make any representation that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

         THIS PROSPECTUS SUPERSEDES ALL PRIOR VERSIONS AND WE RECOMMEND YOU KEEP THIS PROSPECTUS FOR FUTURE REFERENCE.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 16, 2001.

                            IMPORTANT CONSIDERATIONS

         The purpose of Sterling's Dividend Reinvestment and Stock Purchase Plan is to provide a convenient and useful service for Sterling shareholders to invest cash dividends and voluntary cash payments in Sterling common stock. Nothing in this prospectus or other plan information represents a recommendation by Sterling, or anyone else, that a person buy or sell Sterling common stock. We urge you to read this prospectus thoroughly before you make your independent investment decision regarding participation in the plan.

         Each participant in the plan should recognize that neither Sterling nor the plan agent can provide any assurance that shares of common stock purchased under the plan will, at any time, be worth more or less than their purchase price.

         You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock. The plan agent will allocate shares purchased to three decimal places, thus, a partial share will likely always exist in your plan account. This practice allows maximum investment of your dividends and cash payments.

         The plan does not represent a change in Sterling's dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by Sterling's Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends as declared. There is no assurance whether, or at what rate, Sterling will continue to pay dividends.

         Potential investors should be aware that shares of common stock purchased under the plan are not deposit accounts of Sterling or any of its depository subsidiaries and are not insured by the FDIC or any other governmental organization. An investment in the common stock is subject to market risk and possible loss of investment.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

INFORMATION CONCERNING STERLING FINANCIAL CORPORATION ................     1

STERLING FINANCIAL CORPORATION
    DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ....................     1
    PURPOSE ..........................................................     1
    ADVANTAGES .......................................................     1
    DISADVANTAGES ....................................................     2
    ADMINISTRATION ...................................................     2
    ELIGIBILITY ......................................................     2
    PARTICIPATION IN THE PLAN ........................................     3
    SHARE PURCHASES AND PRICE ........................................     3
    COSTS ............................................................     5
    VOLUNTARY CASH PAYMENTS ..........................................     5
    REPORTS TO PARTICIPANTS ..........................................     6
    STOCK CERTIFICATES ...............................................     6
    SAFEKEEPING ......................................................     7
    SALE OF PLAN SHARES ..............................................     7
    WITHDRAWAL FROM THE PLAN .........................................     7
    OTHER INFORMATION ................................................     9
    VOTING OF SHARES .................................................     9
    MODIFICATION OR TERMINATION ......................................     9
    RESPONSIBILITY OF STERLING AND THE PLAN AGENT ....................    10
    FEDERAL INCOME TAX INFORMATION ...................................    10

USE OF PROCEEDS ......................................................    11

EXPERTS ..............................................................    12

LEGAL MATTERS ........................................................    12

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ....................    12

INDEMNIFICATION OF DIRECTORS AND OFFICERS ............................    13

WHERE YOU CAN FIND MORE INFORMATION ..................................    13

EXHIBIT A - STERLING FINANCIAL CORPORATION
            DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ............    A-1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS .....................    II-1

EXHIBIT INDEX ........................................................    II-6

         INFORMATION CONCERNING STERLING FINANCIAL CORPORATION

         Sterling Financial Corporation is a Pennsylvania business corporation and registered bank holding company with headquarters in Lancaster, Pennsylvania. The principal assets of Sterling are its depository subsidiaries. The corporation, through its wholly-owned subsidiary banks, provides a wide array of commercial banking, leasing and trust services. As of December 31, 2000, Sterling had consolidated total assets of approximately $1,700,000,000.

          Sterling's principal executive office is located at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601-4133 and the telephone number is (717) 735-5653.

                         STERLING FINANCIAL CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The following is a summary, in question and answer format, of the terms of Sterling Financial Corporation's Dividend Reinvestment and Stock Purchase Plan in effect on the date of this prospectus. This summary is qualified in its entirety by reference to the plan, a copy of which is attached to this prospectus as "Exhibit A".


PURPOSE


1.  What is the purpose of the plan?

    The plan provides shareholders of record a simple and convenient way to buy additional shares of Sterling common stock. Participation in the plan is entirely optional. If you enroll in the plan, you may purchase additional shares of Sterling common stock registered in your name and on shares held in your plan account by investing your cash dividends on your shares of Sterling common stock and/or by making optional cash investments.

    Sterling will decide whether the shares available under the plan will be acquired directly from Sterling, in the open market or through negotiated transactions, as we determine from time to time. If you acquire them from us, we will receive additional funds for general corporate purposes.


ADVANTAGES

2.  What are the advantages of the plan?

    The plan provides eligible shareholders who choose to participate in the plan with a number of attractive features. Among these features are the following:


    o A participant may automatically reinvest cash dividends paid on the shares of common stock registered in his or her name and on shares held for his or her account under the plan.

    o Each participant's funds will be fully invested in shares of common stock because fractional shares are credited to his or her plan account.

    o Participants may make voluntary cash payments of up to $2,500 per quarter that will be used to purchase additional shares of common stock under the plan.

    o Each participant will receive a detailed quarterly statement showing transactions for his or her plan account.




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

    o A participant may deposit certificates for shares of common stock registered in his or her name with the plan agent for safekeeping, without charge.

DISADVANTAGES

3.  What are the disadvantages of the plan?

    You will have no control over the prices at which shares are purchased or sold for your account, because


    o purchases for your account will be made during period prescribed under the plan; and

    o an independent broker will select the dates for sales of shares made for your account after the plan agent processes your request to sell shares.

    You bear the risks of fluctuations in the market price of Sterling common stock. (See Questions No. 10 and 25.)

ADMINISTRATION

4.  Who administers the plan?

    The plan is administered by a plan agent appointed by Sterling. Sterling may appoint a new plan agent at any time. The plan agent receives dividends and voluntary cash payments, purchases shares of common stock on behalf of participants, prepares and forwards account statements to participants, and performs other duties as set forth in the plan. Shares of common stock purchased under the plan are held in the name of the plan agent or its nominee.

    All correspondence or inquiries relating to the plan should include the participant's account number and should be directed to the plan agent, as follows:

                         STERLING FINANCIAL CORPORATION
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                       C/O BANK OF LANCASTER COUNTY, N.A.
                           101 NORTH POINTE BOULEVARD
                            LANCASTER, PA 17601-4133
                          PHONE NUMBER: (717) 735-5602


ELIGIBILITY

5.  Who is eligible to participate in the plan?

    Any holder of record of 25 or more shares of common stock is eligible to participate in the plan. However, Sterling may, in its sole discretion and upon prior written notice to each participant, increase or decrease the minimum number of shares of common stock required to be held for plan participation. A change in the minimum share ownership requirement will not affect shareholders who are plan participants at the time the notice is given. Shares for which dividends are reinvested by the plan must be registered in your name or held in your plan account. If you are the beneficial owner of shares that are held in street name by a bank, broker or other nominee and you want the dividends on those shares reinvested in the plan, you must first transfer all or a portion of those shares into your own name so that you are a record holder of 25 or more shares of common stock and, thus, eligible for plan participation.

PARTICIPATION IN THE PLAN

6.  What steps must one take to participate in the plan?

    An eligible shareholder may enroll in the plan at any time by completing and signing the plan authorization card that accompanies this prospectus and returning it to the plan agent at the address shown in response to Question No. 4. Additional plan authorization cards may be obtained from the plan agent. We will register your plan shares in the name of the plan or its nominee and credit them to your plan account.

    New participants' plan authorization cards must be received by the plan agent PRIOR TO THE PERIOD BEGINNING 5 BUSINESS DAYS BEFORE A DIVIDEND RECORD DATE in order for his participation in the plan to begin and for his dividends to be reinvested on the corresponding investment date. (See Question No. 11.) Dividends paid on shares held by an eligible participant whose authorization card is received on or after the 5th business day prior to a dividend record date will be paid directly to the shareholder. However, the shareholder*s participation in the plan will begin on the next investment date and dividends paid on the shareholder*s shares of common stock will begin to be reinvested under the plan on that investment date.

7. May a shareholder enroll as to some, but not all, shares of common stock held of record by the shareholder?

    No. A shareholder who elects to enroll in the plan must participate with respect to all shares of common stock registered in his or her name. By enrolling in the plan, we will purchase additional shares of Sterling common stock for your plan account with:

    o all cash dividends on both the shares for which you hold certificates in your name and your plan shares; and

    o     any voluntary cash payments you make.


SHARE PURCHASES AND PRICE

8.  What is the source of the common stock purchased under the plan?

    Plan shares will be purchased, at Sterling's discretion, directly from Sterling, from third parties in open market transactions, or through negotiated transactions. Shares purchased directly from Sterling will be treasury or authorized but unissued shares.

9.  When will common stock be purchased under the plan?

    Purchases from Sterling of treasury or authorized but unissued shares will be made as of the close of business on the relevant investment date. (See Question No. 11.)

    Purchases of shares on the open market will be made and completed as soon as reasonably possible after the relevant investment date, but not more than 30 days after the investment date, except where completion at a later date is necessary or advisable under applicable federal securities laws. Interest will not be paid on dividends or voluntary cash payments held by the plan agent pending investment.

10. What price will I pay for common stock purchased under the plan?

    The purchase price of shares of common stock purchased from Sterling, as treasury or authorized but unissued shares, will be the market price per share, as defined in Section 1(b) of the plan. Generally, market price per share is determined as of the relevant investment date by reference to the price per share at which the common stock is traded on the applicable exchange or market on that date.

    The purchase price of shares of common stock purchased from third parties on the open market or otherwise will be the weighted average purchase price per share of all shares purchased in respect to the relevant investment date.

11. What is an "investment date"?

    "Investment date" means each of Sterling's quarterly dividend payment dates. These dates are normally the first business day of January, April, July and October of each year.

12. How many shares of common stock will be purchased for my account under the plan?

    The number of shares purchased for a participant's account depends on the applicable purchase price (see Question No. 10), the amount of the cash dividend and the amount of any voluntary cash payment to be invested on the relevant investment date. We will credit each participant's account with that number of shares, including fractional shares computed to 3 decimal places, equal to the total cash amount to be invested or reinvested, divided by the purchase price per share.

13. Will dividends on shares held in a participant's account also be used to purchase shares of common stock under the plan?

    Yes. All dividends paid on shares held by the plan agent for a participant's account (including dividends paid on fractional shares) will be automatically reinvested in additional shares of common stock.

14. What happens if a special dividend is declared?

    A "special dividend" is defined under Section 14 of the plan as any cash dividend that is:

    o paid in addition to, whether simultaneously with or independently of, a regular quarterly cash dividend; and

    o    designated as a special dividend by Sterling's Board of Directors.

    Unless specifically authorized by the Board of Directors, any special dividend paid by Sterling will not be reinvested under the plan. Instead, any amounts paid on shares of common stock registered in a participant's name and held by the plan agent under the plan, shall be paid by Sterling or by the plan agent, as the case may be, in cash to such participant by mailing a check to such participant at his last address of record.

COSTS

15. Are there any costs to a participant in connection with purchases under the plan?

    You will not pay any fees or service charges for purchases of common stock from Sterling. You will be charged your pro rata share of the actual cost (including brokerage fees and commissions and other costs and expenses of purchase) in connection with shares purchased in the open market. Sterling will pay all other costs of plan administration.

VOLUNTARY CASH PAYMENTS

16. Who is eligible to make voluntary cash payments?

    Any plan participant may elect to make voluntary cash payments under the plan, subject to the limitations listed in Question No. 17.

17. What are the limitations on voluntary cash payments?

    Voluntary cash payments may not be less than $50.00 nor more than $2,500.00 per quarter. YOU ARE UNDER NO OBLIGATION TO MAKE VOLUNTARY CASH PAYMENTS. Sterling may increase or decrease these minimum and maximum amounts, in its sole discretion, upon prior written notice to each participant.

18. How and when can voluntary cash payments be made?

    A voluntary cash payment may be made by enclosing a check or money order with your plan authorization card at the time you enroll in the plan, except as noted below, or by forwarding a check or money order to the plan agent with a payment form, a copy of which will be sent to each participant by the plan agent along with each quarterly statement of account. (See Question No. 20.) Checks and money orders should be made payable to "Bank of Lancaster County" and should include the participant's plan account number. Sterling may, from time to time, authorize other methods of payment. In that event, you will be notified of those other payment methods.

    A voluntary cash payment can be made at the time you enroll in the plan only if your plan authorization card is received by the plan agent prior to the period beginning five business days before a dividend record date. Any voluntary cash payment received by the plan agent before a shareholder begins participation in the plan will be returned. (See Question No. 6.)

    After participation in the plan has begun, a voluntary cash payment must be received by the plan agent on or before the day prior to the next investment date in order to be invested on that investment date. A check used to make a voluntary cash payment must have cleared prior to the investment date in order to be applied to the purchase of shares on that investment date. A voluntary cash payment that is received by the plan agent on or after an investment date will not be invested on the investment date and, if received more than 30 days prior to the next scheduled investment date, will be returned. Voluntary cash payments will not be accepted in connection with any special dividend which is paid on a date other than the payment date of a regular quarterly cash dividend.

    We will not pay interest on voluntary cash payments prior to investment. Therefore, you should time your investment accordingly.

    You do not need to invest the same amount, or any amount, each quarter.




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


19. May a participant request the return of a voluntary cash payment?

    Yes. A voluntary cash payment will be returned to a participant prior to investment upon written request to the plan agent, provided that the request is received by the plan agent no later than the last business day prior to the next scheduled investment date.

REPORTS TO PARTICIPANTS

20. What reports will be sent to plan participants?

    A statement of account will be mailed to each participant by the plan agent within 30 days following the completion of each investment made for the participant's plan account. Each statement of account will include the amount of the dividend and the voluntary cash payment (if any) applied toward such investment, the net amount invested, the number of shares purchased, the purchase price per share of the shares purchased, and the total number of shares held for the participant's plan account. These plan account statements provide a record of the cost of shares acquired under the plan and should be retained for income tax purposes.

    You will also receive, with your account statement, a payment form that you must use when making voluntary cash payments.

    Each participant will also receive copies of Sterling's annual and quarterly reports to shareholders, proxy statements and other information for income tax reporting purposes.

STOCK CERTIFICATES

21. How may a participant receive a stock certificate for shares of common stock purchased under the plan?

    A participant may at any time request the issuance of a stock certificate for all or any number of the whole shares of common stock credited to his account under the plan by notifying the plan agent in writing and specifying in the notice the number of shares for which a stock certificate is requested. A $15.00 service charge will be assessed each time a stock certificate is requested by the participant and a check in that amount payable to the plan agent must accompany the participant's request. Sterling may increase or decrease this service charge at any time upon prior written notice to each participant. ANY REQUEST FOR THE ISSUANCE OF A STOCK CERTIFICATE RECEIVED DURING THE PERIOD BEGINNING FIVE BUSINESS DAYS PRIOR TO A RECORD DATE FOR THE PAYMENT OF A REGULAR CASH DIVIDEND AND ENDING ON THE CORRESPONDING INVESTMENT DATE WILL NOT BE EFFECTIVE UNTIL AFTER THE REINVESTMENT OF THAT DIVIDEND. IN NO EVENT WILL A CERTIFICATE BE ISSUED EVIDENCING A FRACTION OF A SHARE OF COMMON STOCK.

22. In whose name will certificates be registered when issued to a participant?

    Unless a participant directs otherwise, certificates will be issued in the name in which the participant's account is registered. If a participant requests that a certificate be issued in a name other than that corresponding to his account registration, the request must be signed by the participant. If the account is registered in multiple names, all signatures must appear on the request. In either case, the signature(s) must be guaranteed. Upon a participant's death, Sterling will follow the instructions of the decedent's personal representative upon submission of appropriate proof of authority.

23. Will dividends paid on plan shares for which a certificate has been issued continue to be reinvested under the plan?

    Yes. Cash dividends paid in respect of shares acquired under the plan for which a certificate has been issued will continue to be reinvested under the plan.


SAFEKEEPING

24. May a participant deposit certificates with the plan agent for credit to his account under the plan?

    Yes. A participant may take advantage of the plan's cost-free safekeeping service at any time. You may elect to deposit with the plan agent for safekeeping shares you hold in certificated form registered in your name. Upon receipt of the certificate, the plan agent will credit the participant's account under the plan with the number of shares of common stock represented by the certificate and the shares so credited will be treated for all purposes as though they had been purchased for the participant's account under the plan. If you wish to take advantage of this feature, you should contact the plan agent at the address shown in response to Question No. 4 in order to receive instructions relating to the procedure to be followed in depositing certificates. However, if you request a stock certificate for any number of shares be issued to you, you will be subject to the service charge and other conditions indicated in the response to Question No. 21.


SALE OF PLAN SHARES

25. How can I sell my plan shares?

    A participant may request in writing, at any time, that the plan agent sell all or a minimum of 50 shares of common stock held for his account under the plan. The plan agent may require verification of your signature in a manner satisfactory to the plan agent or permitted by law. A REQUEST TO SELL SHARES WHICH IS RECEIVED BY THE PLAN AGENT LATER THAN FIVE BUSINESS DAYS PRIOR TO A RECORD DATE FOR THE PAYMENT OF A REGULAR CASH DIVIDEND WILL NOT BE EFFECTIVE UNTIL AFTER THE REINVESTMENT OF THAT DIVIDEND.

    The plan agent will, within ten business days following receipt of a written request to sell shares (or within ten business days after the effectiveness of the request in the case of a request which is received later than five business days prior to a record date for the payment of a regular cash dividend), instruct an independent broker to sell the requested number of shares as soon as practicable and forward to the participant a check in the amount of the proceeds of the sale, less:


    o    applicable brokerage fees and commissions;

    o    applicable withholding taxes;

    o    applicable transfer taxes; and

    o a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant).


WITHDRAWAL FROM THE PLAN

26. How and when may a participant withdraw from the plan?

    A participant may withdraw from the plan at any time by sending written notice of withdrawal to the plan agent. If you stop participating in the plan, or Sterling terminates the plan, the plan agent will send you certificates for whole shares of the common stock credited to your account and a cash payment for any fraction of a share. IF THE PLAN AGENT RECEIVES A REQUEST TO TERMINATE PARTICIPATION LATER THAN FIVE BUSINESS DAYS PRIOR TO A RECORD DATE FOR THE PAYMENT OF A REGULAR CASH DIVIDEND, IT WILL NOT BE EFFECTIVE UNTIL AFTER THE REINVESTMENT OF THAT DIVIDEND. A participant may in his notice of withdrawal elect to request that the plan agent do one of the following:

    o Issue Certificate for All Whole Shares. The plan agent will, at the request of the participant and as soon as practicable following receipt of his notice of withdrawal, forward to the participant a certificate for all of whole shares of common stock held for his account under the plan (in which case the participant's notice of withdrawal must be accompanied by a check in the amount of $15.00 as payment of the service charge for issuance of a stock certificate as described in the response to Question No. 21), together with a check in the amount of the value of any fractional share based upon the market price per share on the effective date of withdrawal.

    o Sell All Whole Shares. The plan agent will, at the request of the participant, sell all of the whole shares of common stock held for the participant's account under the plan as described in response to Question No. 25 and forward to the participant a check in the amount of the net proceeds of sale (see Question No. 25), plus an amount equal to the value of any fractional share based upon the market price per share on the effective date of withdrawal. The 50 share minimum referred to in Question No. 25 is not applicable, however, in the case of a request by a withdrawing participant to sell all of the whole shares held for his account under the plan.

    o Issue Certificate for Some Shares and Sell the Remaining Shares. The plan agent will, at the request of the participant, forward to the participant a certificate for a specified number of whole shares of common stock held for his account under the plan (in which case, the participant's notice of withdrawal must be accompanied by a check in the amount of $15.00 as payment of the service charge for issuance of a stock certificate as described in response to Question No. 21) and sell the balance of such whole shares (provided that at least 50 shares are to be sold) as described in response to Question No. 25. The plan agent will forward to the participant with his certificate a check in the amount of the net proceeds of sale, plus an amount equal to the value of any fractional share based upon the market price per share on the effective date of withdrawal. (See Question No. 25.) If at any time a participant's account under the plan has 50 shares or less, the participant may request the plan agent to close his account by either issuing a certificate for all whole shares held or by selling all of the whole shares. (See Questions No. 21 and 25.)

27. If a participant withdraws from the plan, will he be able to participate again at a later date?

     A shareholder who has withdrawn from the plan may re-enroll in the plan at any time if he meets the eligibility requirements described in the response to Question No. 5 and sends a completed plan authorization card to the plan agent.

28. Can a participant's right to participate in the plan otherwise be terminated?

     Yes. Sterling reserves the right, at any time upon written notice to a participant, to suspend or terminate his participation in the plan if Sterling determines, in its sole discretion, that such suspension or termination is appropriate because shares of Sterling common stock may not lawfully be offered or sold in the state in which the participant resides, that the participant is using the plan for purposes inconsistent with the intended purpose of the plan, or for any other reason.

     If a participant's right to participate in the plan is terminated, the participant will be treated as though a notice of withdrawal requesting that a certificate be issued to him for all of the number of whole shares held for his account under the plan had been received by the plan agent. (See Question No. 26.)

OTHER INFORMATION

29. What happens if Sterling declares a stock dividend, effects a stock split or has a rights offering with respect to common stock?

     Any shares issued as a result of a stock dividend or stock split on shares held by the plan agent for the account of a participant under the plan will be credited to the participant's account under the plan and dividends paid on such shares will be subject to reinvestment under the plan.

     In the event of a rights offering, rights issued to Sterling shareholders to purchase additional shares of common stock will be issued directly to each participant in respect of the number of whole shares of common stock held by the plan agent for the participant's plan account. Rights issued in respect of any fraction of a share held for a participant's account by the plan agent will, at the option of Sterling, either be redeemed by Sterling for cash or sold for the participant and the net proceeds credited to his account and invested in additional shares of common stock on the next investment date.

30. What happens if a participant sells or transfers all or a portion of the shares of common stock registered in his name?

     If a participant disposes of all the shares of common stock registered in his name, the plan agent will, unless and until otherwise notified, continue to reinvest the dividends paid on the shares of common stock held for the participant's plan account. However, if after disposing of all of the shares of common stock registered in his name, fewer than 25 whole shares of common stock are held by the plan agent for a participant's account under the plan, Sterling may in its discretion elect to treat the participant as though a notice of withdrawal requesting that a certificate be issued to him for all of the number of whole shares held for his plan account had been received by the plan agent. (See Question No. 26.)

31.  May a participant pledge shares purchased under the plan?

     No. Shares held by the plan agent for a participant's plan account may not be pledged, assigned or otherwise transferred. A participant who wishes to pledge, assign or otherwise transfer shares held for his account under the plan must request the issuance of a share certificate in accordance with the procedures outlined in response to Question No. 21.

VOTING OF SHARES

32. How will the shares credited to a participant's account be voted at a shareholder meeting?

     If on a record date for a shareholder meeting, shares are held by the plan agent for a participant's plan account, the participant will be sent proxy materials for that meeting. A participant will be entitled to one vote for each whole share of common stock held for his plan account. The participant may vote his plan shares by proxy or in person at any such meeting.

MODIFICATION OR TERMINATION

33.  May the plan be modified, suspended or terminated?

     Sterling's Board of Directors reserves the right to amend, supplement, suspend or terminate the plan at any time by mailing an appropriate notice to each participant at the participant's last address of record prior to the effective date of any amendment, supplement, suspension or termination.

    In the event of a suspension or termination of the plan, all uninvested voluntary cash payments then held by the plan agent will be promptly returned to each participant. In the event of a termination of the plan, certificates for whole shares of Sterling common stock will be issued to each participant and a cash payment will be made for any fractional share based upon the market price per share on the effective date of termination.

    Sterling will determine any question of interpretation arising under the plan and any such determination will be final and binding.


RESPONSIBILITY OF STERLING AND THE PLAN AGENT

34. Are there limitations on the liability of Sterling and the plan agent for their acts or omissions under the plan?

     Yes. As more fully set forth in Section 15(c) of the plan, neither Sterling nor the plan agent will, with respect to the plan, be liable for any act done in good faith or for any good faith omission to act.


FEDERAL INCOME TAX INFORMATION

35.  What are the federal income tax consequences for participating in the plan?


     REINVESTED DIVIDENDS. In the case of reinvested cash dividends, when shares are acquired for a participant's account directly from Sterling, the participant must include in gross income a dividend equal to the number of shares purchased for the participant's account with reinvested dividends multiplied by the per share fair market value of the common stock on the relevant investment date, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the fair market value of the shares purchased for the participant's account on the relevant investment date.

     Alternatively, when shares are purchased for a participant's account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the purchase price of the shares purchased for his account, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

     VOLUNTARY CASH PAYMENTS. In the case of shares purchased directly from Sterling with voluntary cash payments, a participant will be treated as having received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the investment date over the amount of the voluntary cash payment. A participant's basis in such shares will be the amount of such excess, if any, plus the amount of the voluntary cash payment.

     Alternatively, when shares are purchased on the open market with voluntary cash payments, the participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

     ADDITIONAL INFORMATION. The foregoing discussion assumes that Sterling will, from time to time, have earnings and profits for federal tax purposes in excess of its distributions to shareholders, which is expected to be the case. A prospective participant should also note that the Internal Revenue Service could take the position that the fair market value of a share of Sterling common stock on any relevant investment date may not necessarily be equal to the market price per share (see Section 1(b) of the plan) of such share. The holding period for shares of Sterling common stock acquired pursuant to the plan will begin the day after the date the shares are credited to a participant's account. In the case of any participant as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the plan is subject to federal income tax withholding, Sterling will reinvest dividends net of the amount of tax withheld.

     A participant will not realize taxable income upon the issuance of a certificate for a whole number of shares held for his account under the plan. However, a participant who receives a cash payment in lieu of the issuance of a fractional share will realize gain or loss with respect to such fractional share. Gain or loss will also be realized upon the sale or exchange of shares of common stock acquired under the plan. The amount of such gain or loss will be the difference between the amount received upon disposition and the tax basis of such shares or fractional share. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term if the shares sold were held by the participant for the applicable long-term holding period and otherwise will be short-term.

     The foregoing is only a brief summary of certain federal income tax consequences of participating in the plan and does not constitute tax advice. The summary appearing above does not discuss all of the tax consequences of participating in the plan and may not address the tax consequences to any given participant in view of his individual circumstances. Participants should consult their own tax advisors as to the federal, state and local tax consequences of plan transactions. Sterling will provide participants with certain tax information. (See Question No. 20.)

                                  CONSTRUCTION

     Sterling's plan will be governed by, construed under, and enforced in accordance with the laws of the Commonwealth of Pennsylvania. The titles or captions of the various paragraphs contained in this prospectus have been inserted for convenience only, and shall not control, affect or limit the meaning, interpretation or construction of any of the provisions of the plan. Where used or referred to in this prospectus, the masculine gender shall include all genders; and the plural shall include the singular, and unless the context otherwise clearly requires, the singular shall include the plural.


                                 USE OF PROCEEDS

     Sterling is unable to predict the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. The net proceeds to Sterling from the sale of common stock offered by this prospectus will provide additional equity capital to Sterling to support its growth and the growth of its wholly-owned subsidiaries.

                                     EXPERTS

     The consolidated financial statements of Sterling and its subsidiaries incorporated by reference into this prospectus have been audited by Trout, Ebersole & Groff, independent public accountants, as indicated in their report with respect thereto and are included in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Legal matters relating to the shares of common stock offered by this prospectus will be passed upon for Sterling by Shumaker Williams, P.C., P. O. Box 88, Harrisburg, Pennsylvania 17108.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to "incorporate by reference" in this prospectus other information that we file with it. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement, as filed with the Commission under File No. 0-16276:


     o Sterling's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 29, 2000, and Amended Annual Report on Form 10-KA for the year ended December 31, 1999, filed with the Commission on April 26, 2000;

     o Sterling's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 12, 2000, for the quarter ended June 30, 2000, filed with the Commission on August 11, 2000, and for the quarter ended September 30, 2000, filed with the Commission on November 14, 2000;

     o Sterling's Current Reports on Form 8-K filed with the Commission on January 25, 2000, February 8, 2000, March 28, 2000, April 25, 2000,
          and July 28, 2000, Amended Form 8-KA, filed with the Commission on September 26, 2000, and November 1, 2000; and

     o the description of Sterling's common stock, contained in Sterling's Registration Statement on Form S-4, Registration No. 333-76821, filed with the Commission on April 22, 1999, and amended on May 12, 1999.

     The information incorporated by reference is an important part of this prospectus; however, to the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the Commission before the date of this prospectus, the information in this prospectus automatically updates and supersedes the earlier information. Additionally, information that we file with the Commission after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

     Sterling will provide, without charge, to each participant in the plan who so requests, a copy of any or all of the documents mentioned above. Sterling will also provide all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933. Participants should address requests for copies verbally or in writing to:

                         Sterling Financial Corporation
                         Attention: Corporate Secretary
                           101 North Pointe Boulevard
                       Lancaster, Pennsylvania 17601-4133
                              Phone - 717-735-5608


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pennsylvania law provides that a Pennsylvania corporation such as Sterling may indemnify its directors, officers, employees and agents against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of the shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or failure to take any action unless the director has breached or failed to perform the duties of his office and that breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

         Sterling's bylaws provide for the indemnification of the directors and officers of Sterling and of its subsidiaries and for the elimination of a director's liability for monetary damages to the fullest extent permitted under Pennsylvania law.

         Sterling's directors and officers and its subsidiaries are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sterling.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sterling pursuant to the foregoing provisions, Sterling has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. These documents may be read and copied at the Commission's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We are an electronic filer with the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's web site is: http://www.sec.gov. Our web site address is: http://www.blcnet.com.

                                                                       EXHIBIT A

                         STERLING FINANCIAL CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                              Adopted June 29, 1987
                              Amended June 6, 1988
                              Amended July 27, 1993
        Amended and Restated July 26, 1994 (Effective September 1, 1994)
              Amended October 27, 1998 (Effective January 1, 1999)
             Amended December 19, 2000 (Effective _________, 2001)

     The following are the terms and conditions of the Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan:

SECTION 1. DEFINITIONS.

     The following words and phrases, when capitalized and used herein, shall have the meanings set forth below, unless the context clearly indicates otherwise:

(a) Investment Date: shall mean the dividend payment date in any month in which a dividend is paid, except that if the dividend payment date falls on a day which is not a trading day, the Investment Date shall be the next preceding trading day.

(b)  Market Price per Share: shall mean:

     (i) in the event that Sterling common stock is listed on an established stock exchange, market price per share shall mean the closing price of Sterling common stock on such exchange on the relevant investment date, or, if no trade occurred on that day, on the next preceding day on which a trade occurred;

     (ii) in the event that Sterling common stock is not listed on an established stock exchange but is then quoted on the National Association of Securities Dealers Automated Quotation System National Market (NASDAQ/NMS(R)), market price per share shall mean the average of the high and low sale prices of Sterling Common Stock as reported on NASDAQ/NMS(R) on the relevant investment date, except that if no trade is reported on that day, market price per share shall be determined by reference to the next preceding trading day on which such prices were quoted;

     (iii) in the event that Sterling common stock is not listed on an established stock exchange and is not quoted on NASDAQ/NMS(R), market price per share shall mean the average of the highest bid and lowest asked quotations for Sterling common stock as reported by the National Quotation Bureau, Incorporated on the NASD OTC Bulletin Board(sm) on the relevant investment date, except that if no bid or asked quotation is reported on that day, market price per share shall be determined by reference to the next preceding trading day on which bid and asked quotations were reported; and

     (iv) in the event that Sterling common stock is not listed on an established stock exchange, is not quoted on NASDAQ/NMS(R) or on the NASD OTC Bulletin Board(sm) then market price per share shall be determined in good faith by Sterling.

(c) Participant: shall mean any holder of record of shares of Sterling common stock who meets the eligibility requirements set forth in Section 3 of the plan and who makes an election to participate in the Plan in accordance with the provisions of Section 4 of the plan.

(d) Plan: shall mean the Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan, as it may hereafter be amended, supplemented or modified.

(e) Plan Agent: shall mean the agent appointed by Sterling pursuant to the provisions of Section 5 of the plan.

(f) Record Date: shall mean the date for determining shareholders of record in connection with the payment of dividends on shares of Sterling common stock.

(g) Special Dividend: shall mean: (i) a cash dividend which is paid independently of and in addition to the regular quarterly cash dividends paid on shares of Sterling common stock, or (ii) the incremental portion of a regular quarterly cash dividend paid on shares of Sterling common stock which is paid simultaneously with a regular quarterly cash dividend and which is in excess of the amount of that regular quarterly cash dividend, which is in the case of either (i) or (ii) above designated as a special dividend by the Board of Directors of Sterling.

(h)  Sterling: shall mean Sterling Financial Corporation.

(i) Sterling Common Stock: shall mean the $5.00 par value common stock of Sterling.


SECTION 2. PURPOSE.

     The purpose of the plan is to provide record holders of shares of Sterling common stock with a simple and convenient method of investing cash dividends and voluntary cash payments in shares of Sterling common stock for long-term investment.

SECTION 3. ELIGIBILITY.

(a) General Rule: Any holder of record of shares of Sterling common stock is eligible to participate in the plan; provided, however, that Sterling may in its sole discretion and upon prior written notice to each participant require as a condition of eligibility to participate in the plan that a potential participant hold of record not less than a specified minimum number of shares of Sterling common stock; provided, further, that any shareholder of Sterling who is a participant at the time of the institution of any such eligibility requirement shall continue to be eligible to participate in the plan.

(b) Compliance with State Securities Laws: An otherwise eligible Sterling shareholder may participate in the plan only if shares of Sterling common stock may lawfully be offered and sold under the plan to residents of the state in which that shareholder resides. Sterling shall use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the plan in all states in which shareholders wishing to participate in the plan reside; provided, however, that Sterling shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the plan, that to do so would be burdensome or impracticable for reasons of cost or otherwise.

SECTION 4. PARTICIPATION.

(a) Reinvestment of Dividends: In order to participate in the plan, a shareholder who meets the eligibility requirements set forth in Section 3 must, on such form or forms and in such manner as may from time to time be prescribed by Sterling, designate and authorize the plan agent, on such shareholder's behalf, to reinvest all of the dividends payable on all of such shareholder's shares of Sterling common stock held of record in additional shares of Sterling common stock pursuant to the provisions of
     Section 6 or Section 7 of the plan, as the case may be. The plan agent must receive a shareholder's authorization prior to the period beginning five
     (5) business days before a record date for such shareholder's participation in the plan to commence on the corresponding investment date. If the authorization is received later than five (5) business days before a record date, such shareholder's participation in the plan will commence on the next following investment date.

     Participation, once commenced, shall continue until a participant withdraws from the plan in accordance with Section 12(a) of the plan, until the participant's right to participate is terminated in accordance with Section 12(c) of the plan, or until the plan terminates in accordance with Section 13(d) of the plan.

(b) Voluntary Cash Payments: A shareholder who meets the eligibility requirements set forth in Section 3 of the plan and who elects to participate in the plan by meeting the requirements set forth in Section 4(a) of the plan may elect each quarter to invest cash in an amount not less than $50.00 and not more than $2,500.00 (which minimum and maximum amounts may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant) in additional shares of Sterling common stock, by: (i) designating and authorizing the plan agent on the form or forms described in Section 4(a), to apply all of such cash to the purchase, on such participant's behalf, of additional shares of Sterling common stock, pursuant to the provisions of Section 6 or Section 7 of the plan, as the case may be, and (ii) by transmitting such cash amount by check or other draft to the plan agent so that it is received by the plan agent on or before the day prior to the next investment date. Any voluntary cash payment which is received by the plan agent on or after an investment date and more than thirty (30) days prior to the next scheduled investment date will be returned. Any voluntary cash payment which is received by the plan agent more than thirty (30) days before such shareholder's participation in the plan has commenced will also be returned. Notwithstanding the foregoing, a voluntary cash payment will not be deemed to have been received by the plan agent until the check or draft involved has cleared and the funds represented thereby are collected.

(c) No Interest: Under no circumstances will interest be paid to a participant on funds (whether dividends or voluntary cash payments) held by the plan agent prior to investment.

SECTION 5. PLAN AGENT.

     The plan shall be administered by the plan agent. The plan agent shall be appointed by Sterling, which appointment may be revoked by Sterling and a successor plan agent appointed at any time. Bank of Lancaster County, N.A., a wholly-owned subsidiary of Sterling, shall be the initial plan agent. The plan agent shall receive dividends and voluntary cash payments and shall purchase shares of Sterling common stock on behalf of the participants and otherwise fulfill the duties of the plan agent as set forth in this plan.


SECTION 6. DIVIDEND REINVESTMENT AND CASH PURCHASES FROM STERLING.

     In the event and to the extent that Sterling has not elected to, and is not required to, purchase shares of Sterling common stock in market transactions or from third parties in accordance with the provisions of Section 7 of the plan, Sterling shall, for each participant, cause the plan agent to apply:

(a) Dividends on Registered Shares: the dividends authorized to be reinvested pursuant to Section 4(a) of the plan that are attributable to shares registered in such participant's name on the books of Sterling as of the record date to the purchase on the investment date, at the market price per share, of additional shares (including fractions of a whole share computed to 3 decimal places) of Sterling common stock held in treasury or authorized but unissued Sterling common stock;

(b) Dividends on Plan Shares: the dividends attributable to shares (including fractions of a whole share computed to 3 decimal places) credited to such participant's account pursuant to Section 8(b) of the plan as of the record date to the purchase on the investment date, at the market price per share, of additional shares (including fractions of a whole share computed to 3 decimal places) of Sterling common stock held in treasury or authorized but unissued Sterling common stock; and

(c) Voluntary Cash Payments: the voluntary cash payments, if any, duly made by such participant pursuant to Section 4(b) of the plan to the purchase on the Investment Date, at the market price per share, of additional shares (including fractions of a whole share computed to 3 decimal places) of Sterling common stock held in treasury or authorized but unissued Sterling common stock.


SECTION 7. DIVIDEND REINVESTMENT AND CASH PURCHASES OTHER THAN FROM STERLING.

(a) General Rule: Notwithstanding the provisions of Section 6 of the plan, Sterling may, at its election, and in the event that the purchase price is less than the par value per share of Sterling common stock, Sterling shall, following the investment date, for each participant, cause the plan agent to apply:

     (i)  the quarterly dividends authorized to be reinvested pursuant to
          Section 4(a) of the plan that are attributable to (A) shares registered in such participant's name on the books of Sterling as of the record date, and (B) shares (including fractions of a whole share computed to 3 decimal places) credited to such participant's account pursuant to Section 8(b) of the plan as of the record date; and

     (ii) the voluntary cash payments, if any, made by such participant pursuant to Section 4(b) of the plan;

     to the purchase of whole shares of Sterling common stock in accordance with
     Section 7(b) below.

(b) Mechanics of Purchase: All purchases of Sterling common stock pursuant to this Section 7 shall be made at such times as the plan agent may determine within 30 days following the relevant investment date, or such later date as may be necessary or advisable under any applicable federal securities laws. Any such purchases shall be made through one or more market makers or independent broker-dealers in the over-the-counter market, on an exchange, or in negotiated transactions upon such terms as to price, delivery, and related matters as the market maker or broker-dealer deems advisable. In making purchases on behalf of a participant, the plan agent may commingle such participant's funds with those of other participants. The price at which the plan agent shall be deemed to have acquired shares for each participant's account shall be the weighted average purchase price of all shares purchased in respect of the relevant investment date with amounts applied in accordance with Section 7(a)(i) above and with amounts applied in accordance with Section 7(a)(ii) above, including any fees, commissions, costs or expenses relating to such purchases. Neither any market maker, broker-dealer, Sterling nor the plan agent shall be liable for any loss, damage or expense resulting, directly or indirectly, from the failure to make a purchase or from the timing of any purchase made. Shares of Sterling common stock purchased pursuant to this Section 7 shall be purchased in the name of the plan agent or its nominee.


SECTION 8. ADMINISTRATION OF THE PLAN.

(a) The Plan Agent: The plan agent shall administer the plan for all participants.

(b) Books, Records and Reports: All shares of Sterling common stock purchased by the plan agent pursuant to Section 6 and Section 7 of the plan, including any fractions of a whole share, shall be registered in the name of the plan agent or its nominee as agent for each participant and shall be credited to such participant's account on the books and records of the plan, which books and records shall be maintained at all times by or at the direction of the plan agent. Within thirty (30) days following the completion of each investment on behalf of a participant, the plan agent shall mail to such participant a statement setting forth the amount of the dividend and the voluntary cash payment (if any) applied towards such investment, the net amount invested, the number of shares purchased, the cost per share of such shares purchased, and the total number of shares held for the participant's account under the plan.

(c) Issuance of Stock Certificates: On written request accompanied by payment of a $15.00 service charge (which service charge may be increased or decreased by Sterling in its sole discretion upon prior notice to each participant), Sterling will send a participant a certificate for all or any number of whole shares of Sterling common stock credited to his account as specified in the participant's notice; provided that no such request received during the period beginning five (5) trading days prior to a record date and ending on the corresponding dividend payment date shall be effective until after the reinvestment of such dividend. No stock certificate shall be issued to any participant except pursuant to such a request, upon such participant's withdrawal or termination in accordance with Section 12 of the plan, or upon termination of the plan in accordance with Section 13(d) of the plan. In no event shall any certificate be issued evidencing a fraction of a whole share of Sterling common stock.

(d) Sale of Shares: On written request, the plan agent will sell all or any number of whole shares of Sterling common stock credited to a participant's account as specified in the participant's request; provided, however, that the number of shares requested to be sold must be 50 or more; and, provided further, that no such request received during the period beginning five (5) trading days prior to a record date and ending on the corresponding dividend payment date shall be effective until after the reinvestment of such dividend. The plan agent shall within ten (10) business days following the receipt of such request (or within ten (10) business days after the effectiveness of such request in the case of a request which is received during the period beginning five (5) trading days prior to a record date and ending on the corresponding dividend payment date) sell such shares and forward to the participant a check in the amount of the proceeds of such sale, less: (i) applicable brokerage fees and commissions, (ii) applicable withholding taxes, (iii) applicable transfer taxes, and (iv) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant).

(e) Custody Service: A participant may elect to deposit with the plan agent one or more certificates for shares of Sterling common stock registered in his name. Upon receipt of any such certificate, the plan agent shall credit the participant's account under the plan with the number of shares of Sterling common stock represented by such certificate and the shares so credited shall be treated for all purposes under the plan as though they had been purchased by the plan agent for the account of the participant pursuant to
     Section 6 or Section 7 of the plan.

(f) Costs of Administration: Except as otherwise provided in the plan, all costs of administering the plan shall be paid by Sterling.


SECTION 9. VOTING OF SHARES HELD UNDER THE PLAN.

(a) Voting of Plan Shares: All shares of Sterling common stock held for a participant's account under the plan shall be voted in accordance with the instructions of such participant given on any proxy executed by such participant and returned to Sterling with respect to such shares. A participant desiring to vote shares of Sterling common stock held for such participant's account under the plan in person at a meeting of Sterling shareholders may do so. Shares of Sterling common stock held for such participant's account under the plan will not be voted at a meeting of Sterling shareholders if voting instructions on a proxy are not received by Sterling from such participant, unless such participant elects to vote such shares in person at the meeting.

(b) Tender and Exchange Offers: Each participant shall have the right to instruct the plan agent as to the manner in which to respond to a tender or exchange offer for shares of Sterling common stock, with respect to the shares held for such participant's account.


SECTION 10. STOCK DIVIDENDS AND STOCK SPLITS ON SHARES HELD IN PLAN.

     Shares of Sterling common stock (including any fraction of a whole share) distributed as a result of the declaration of a stock dividend or a stock split on shares credited to the account of a participant under the plan shall be added to his account and shall be shares subject to the plan.

SECTION 11. EFFECT OF RIGHTS OFFERING ON SHARES HELD IN PLAN.

     In the event that Sterling grants to its shareholders rights to purchase additional shares of Sterling common stock or other securities, rights shall be granted to each participant on whole shares of Sterling common stock credited to the account of such participant under the plan. Rights based on any fraction of a share credited to such participant's account shall at the option of Sterling be either redeemed by Sterling for cash or sold for such participant, and the net proceeds therefrom shall be credited to his account and shall be invested as a voluntary cash payment in accordance with the provisions of Section 6 or
Section 7 of the plan, as the case may be.

SECTION 12. VOLUNTARY WITHDRAWAL FROM THE PLAN; SUSPENSION OR TERMINATION OF
            RIGHT TO PARTICIPATE.

(a) Voluntary Withdrawal: A participant may withdraw from the plan at any time by giving the plan agent written notice of withdrawal, but any such notice received by the plan agent later than five (5) business days prior to a record date shall not be effective until after the reinvestment of the dividend paid in respect of such record date. A participant may in his notice of withdrawal elect to request that the plan agent do one of the following:

     (i) Issue Certificate for All Whole Shares: Forward to the participant a certificate for the number of whole shares credited to such participant's account under the plan (in which case the participant's notice of withdrawal must be accompanied by payment of the service charge required under Section 8(c) of the plan in connection with the request for the issuance of a stock certificate), together with a check in the amount of the value of any fractional share credited to such participant's account (based upon the market price per share on the effective date of withdrawal);

     (ii) Sell All Whole Shares: Sell all of the number of whole shares credited to such participant's account under the plan, in which case the plan agent shall within ten (10) business days following the receipt of such notice of withdrawal (or within ten (10) business days after the effectiveness of such notice in the case of a notice which is received by the plan agent later than five (5) business days prior to a record date) sell such shares and forward to the participant a check in the amount of the value of any fractional share credited to such participant's account (based upon the market price per share on the effective date of withdrawal), plus the amount of the proceeds of sale, less: (w) applicable brokerage fees and commissions, (x) applicable withholding taxes, (y) applicable transfer taxes, and (z) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant); or

     (iii) Issue Certificate for Some Shares and Sell the Balance: Forward to the participant a certificate for a specified number of the whole shares credited to such participant's account under the plan (in which case the participant's notice of withdrawal must be accompanied by payment of the service charge required under Section 8(c) of the plan in connection with a request for the issuance of a stock certificate) and sell the balance of the number of such whole shares, in which case the plan agent shall within ten (10) business days following the receipt of such notice of withdrawal (or within ten
           (10) business days after the effectiveness of such notice in the case of a notice which is received later than five (5) business days prior to a record date) sell such shares and forward to the participant a certificate for the number of whole shares specified in the participant's notice, together with a check in the amount of the value of any fractional share credited to such participant's account (based upon the market price per share on the effective date of withdrawal), plus the amount of the proceeds of sale, less: (w) applicable brokerage fees and commissions, (x) applicable withholding taxes, (y) applicable transfer taxes, and (z) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior notice to each participant).

(b) Disposition of All Registered Shares: If a participant disposes of all of the shares registered in such participant's name, the plan agent shall, unless and until otherwise notified, continue to reinvest the dividends on the shares of Sterling common stock held in such participant's account under the plan. However, if the plan agent holds fewer than 25 whole shares of Sterling common stock for such participant's account under the plan (which number of shares may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant), Sterling may in its discretion elect to treat such participant as though he had withdrawn pursuant to Section 12(a) (i) of the plan as of the date of such election.

(c) Suspension or Termination of Right to Participate: Sterling shall have the right at any time upon written notice to a participant to suspend or terminate the participation by such participant in the plan if it determines in its sole discretion that such suspension or termination is appropriate because shares of Sterling common stock may not lawfully be offered or sold in the state in which the participant resides, that the participant is using the plan for purposes inconsistent with the intended purposes of the plan, or for any other reason. In the event that a participant's right to participate in the plan is terminated, the participant shall be treated as though he had withdrawn pursuant to Section 12(a) (i) of the plan as of the date of such termination.


SECTION 13. AMENDMENT, SUPPLEMENTATION, WAIVER, SUSPENSION, TERMINATION AND
            INTERPRETATION.

(a) Amendment of Plan: The plan may be amended or supplemented by Sterling at any time, from time to time, by mailing (or causing the plan agent to mail) appropriate notice to each participant at such participant's last address of record prior to the effective date of such amendment or supplementation. The amendment or supplement shall conclusively be deemed to be accepted by each participant unless the plan agent receives written notice from a participant of such participant's withdrawal from the plan in accordance with Section 12(a) of the plan. Amendments or supplements may also be required from time to time due to changes in existing rules and regulations or new rules and regulations issued by a governing authority. In such cases, Sterling may make such amendments or supplements as may in its discretion be required and thereafter notify each participant thereof.

(b) Waivers: Any waiver of any provision of the plan must be made by Sterling in writing, and each such waiver, if any, shall only apply to the specific instance involved.

(c) Suspension: The plan may be suspended by Sterling at any time, from time to time, by mailing appropriate notice to each participant at such participant's last address of record prior to the effective date of such suspension. In the event of a suspension of the plan, all uninvested voluntary cash payments then held by the plan agent shall be promptly returned to the participants.

(d) Termination: The plan may be terminated by Sterling at any time by mailing appropriate notice to each participant at such participant's last address of record prior to the effective date of such termination. In the event of termination of the plan, certificates for whole shares of Sterling common stock credited to a participant's account under the plan shall be issued to such participant and a cash payment shall be made for any fractional share credited to such participant's account (based upon the market price per share on the effective date of termination).

(e) Interpretation: Any question of interpretation arising under the plan will be determined by Sterling in good faith and any such determination will be final and binding.


SECTION 14. SPECIAL DIVIDENDS.

         The plan is intended primarily as a vehicle for the reinvestment of regular quarterly cash dividends, if and to the extent that such dividends are declared and paid, and for the investment of voluntary cash payments received for investment at the time of the payment of such regular quarterly cash dividends. Notwithstanding anything to the contrary set forth in the plan, unless specifically authorized by the Board of Directors in the resolution declaring a special dividend, the amount of any special dividend attributable to shares registered in a participant's name as of the record date and the amount of any special dividend attributable to shares credited to such participant's account under the plan as of the record date shall not be applied toward the purchase of additional shares of Sterling common stock pursuant to the plan, and such amounts shall be paid by Sterling or by the plan agent, as the case may be, in cash to such participant by mailing a check to such participant at such participant's last address of record. Unless specifically authorized by the Board of Directors in the resolution declaring a special dividend, no voluntary cash payments will be accepted by the plan agent for investment in conjunction with the payment of a special dividend of the kind contemplated under Section 1(g) (i) of the plan.


SECTION 15. MISCELLANEOUS.

(a) Insufficient Authorized Shares: In the event that Sterling shall, as of any dividend payment date, have insufficient authorized shares of Sterling common stock available for issuance pursuant to any purchase required to be made under Section 6 of the plan, all shares available shall be issued and credited pro rata to the participants' accounts. All uninvested dividends shall be paid to participants in cash.

(b) Shares Subject to Issuance Under the Plan: There shall be 500,000 shares of Sterling common stock available for purchase under the plan, which number shall from and after the date of adoption of the plan be subject to automatic proportionate upward adjustment in order to reflect any change in the number of issued and outstanding shares of Sterling common stock which results from a stock dividend, stock split or similar transaction.

(c) Limitation of Liability: Neither Sterling nor the plan agent shall be liable for any loss, damage, or expense arising out of or resulting from any act performed in good faith or any good faith omission on the part of any of them including, but not limited to: (i) any failure to terminate a participant's account upon such participant's death or the transfer of such participant's shares prior to a reasonable length of time after receipt of notice in writing of such death or such transfer; (ii) any purchase or failure to purchase shares for a participant's account at a particular time or day or at a particular price; or (iii) any suspension or termination of the plan or of a participant's right to participate in the plan.

(d) Notices: A participant shall notify the plan agent promptly in writing of any change of address. Notices to a participant may be given by letter addressed to such participant at such participant's last address of record on file with the plan agent.

(e) No Right of Transfer: No participant shall have any right to withdraw checks or drafts against his account or to give instructions to Sterling or to the plan agent with respect to any shares or cash held therein except as expressly provided herein, nor shall a participant have the right to sell, assign, pledge, or otherwise transfer his account.


SECTION 16. EFFECTIVE DATE OF PLAN.

     The effective date of the plan shall be June 29, 1987.


SECTION 17. GOVERNING LAW

     The validity and enforceability of the plan and the rights and obligations set forth therein shall be governed by the law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution.

         Registration Fee              $     0
         Blue Sky Fees and Expenses*         0
         Accounting Fees                 1,500
         Legal Fees and Expenses*        7,500
         Printing Fees and Postage*      2,500
                                       -------
                                       $11,500
                                       =======
         ------------
         * Estimated


Item 15. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1101-4162) provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

     Article V of Sterling's Amended Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sterling Financial Corporation.


Item 16.              Exhibits
                      --------

Exhibit 4.1           Amended Articles of Incorporation of the Corporation.
                      (Incorporated by reference to Exhibit 3(i) to the Corporation's Registration Statement on Form S-8, filed with the Commission on May 30, 1997.)

Exhibit 4.2           Amended and Restated Bylaws of the Corporation.
                      (Incorporated by reference to Exhibit 3(ii) to the Corporation's Current Report on Form 8-K, filed with the Commission on April 25, 2000.)

Exhibit 5 Opinion of Shumaker Williams, P.C., Special Corporate Counsel to the Corporation, regarding the legality of the securities being registered.

Exhibit 23.1          Consent of Trout, Ebersole & Groff.

Exhibit 23.2          Consent of Shumaker Williams, P.C., included as part of
                      Exhibit 5.

Exhibit 24 Powers of Attorney of Directors and Officers. (Included on signature page.)

Exhibit 99.1 Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan, as amended. (Included as Exhibit A to the Prospectus).

Exhibit 99.2 Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan Authorization Card.

Exhibit 99.3 Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan Authorization for Deposit of Shares.

Exhibit 99.4 Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan Payment Form.

Item 17. Undertakings

(a)  Rule 415 Offering.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) Registration Statement permitted by Rule 430A Under the Securities Act of 1933.

    The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania on December 19, 2000.


                                  STERLING FINANCIAL CORPORATION

                                  By: /s/ John E. Stefan
                                     ------------------------------------
                                      John E. Stefan
                                      President, Chief Executive Officer and
                                      Chairman of the Board


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Stefan and Ronald L. Bowman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                            Capacity                                       Date
                                            --------                                       ----
/s/ John E. Stefan                          President, CEO and Chairman                    December 19, 2000
----------------------------------          of the Board and Director
John E. Stefan                              (Principal Executive Officer)

/s/ J. Roger Moyer, Jr.                     Senior Executive Vice President                December 19, 2000
---------------------------------           and Director
J. Roger Moyer, Jr.

/s/ J. Bradley Scovill                      Executive Vice President                       December 19, 2000
----------------------------------          and Director
J. Bradley Scovill

                                            Capacity                                       Date
                                            --------                                       ----
/s/ Jere L. Obetz                           Executive Vice President and                   December 19, 2000
-------------------------------------       Treasurer and Chief Financial Officer
Jere L. Obetz                               (Principal Financial Officer)


/s/ Ronald L. Bowman                        Secretary                                      December 19, 2000
-------------------------------------       (Principal Accounting Officer)
Ronald L. Bowman

/s/ Richard H. Albright, Jr.                Director                                       December 19, 2000
-------------------------------------
Richard H. Albright, Jr.

/s/ S. Amy Argudo                           Director                                       December 19, 2000
-------------------------------------
S. Amy Argudo


-------------------------------------       Director                                       December __, 2000
Robert H. Caldwell

/s/ Bertram F. Elsner, Sr.                  Director                                       December 19, 2000
-------------------------------------
Bertram F. Elsner, Sr.

/s/ Howard E. Groff, Jr.                    Director                                       December 19, 2000
-------------------------------------
Howard E. Groff, Jr.

/s/ Joan R. Henderson                       Director                                       December 19, 2000
-------------------------------------
Joan R. Henderson

/s/ J. Robert Hess                          Director                                       December 19, 2000
-------------------------------------
J. Robert Hess

/s/ Calvin G. High                          Director                                       December 19, 2000
-------------------------------------
Calvin G. High

/s/ Terrence L. Hormel                      Director                                       December 19, 2000
-------------------------------------
Terrence L. Hormel

/s/ David E. Hosler                         Director                                       December 19, 2000
-------------------------------------
David E. Hosler

/s/ E. Glenn Nauman                         Director                                       December 19, 2000
-------------------------------------
E. Glenn Nauman

/s/ W. Garth Sprecher                       Director                                       December 19, 2000
-------------------------------------
W. Garth Sprecher

/s/ Glenn R. Walz                           Director                                       December 19, 2000
-------------------------------------
Glenn R. Walz

                                  EXHIBIT INDEX

                                                                                             Sequential Page
                                                                                            Number in Manually
Exhibit                                                                                      Signed Original
-------                                                                                      ---------------
Exhibit 4.1         Amended Articles of Incorporation of the Corporation.                           *
                    (Incorporated by reference to Exhibit 3(i) to the Corporation's
                    Registration Statement on Form S-8, filed with the Commission on
                    May 30, 1997.)

Exhibit 4.2         Amended and Restated Bylaws of the Corporation.  (Incorporated by               *
                    reference to Exhibit 3(ii) to the Corporation's Current Report on
                    Form 8-K, filed with the Commission on April 25, 2000.)

Exhibit 5           Opinion of Shumaker Williams, P.C., Special Corporate Counsel                  35
                    to the Corporation, regarding the legality of the securities being registered.

Exhibit 23.1        Consent of Trout, Ebersole & Groff.                                            38

Exhibit 23.2        Consent of Shumaker Williams, P.C., included as part of Exhibit 5.

Exhibit 24          Powers of Attorney of Directors and Officers.
                    (Included on signature page.)

Exhibit 99.1        Sterling Financial Corporation Dividend Reinvestment and
                    Stock Purchase Plan, as amended. (Included as Exhibit A to the Prospectus).

Exhibit 99.2        Sterling Financial Corporation Dividend Reinvestment and                       40
                    Stock Purchase Plan Authorization Card.

Exhibit 99.3        Sterling Financial Corporation Dividend Reinvestment and                       42
                    Stock Purchase Plan Authorization for Deposit of Shares.

Exhibit 99.4        Sterling Financial Corporation Dividend Reinvestment and                       44
                    Stock Purchase Plan Payment Form.


* Incorporated by reference.